Exhibit 99.1

Phio Pharmaceuticals Reports Third Quarter 2023 Financial Results and Provides Business Update

MARLBOROUGH, Mass., November 9, 2023 (GLOBE NEWSWIRE)—Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company whose proprietary INTASYL™ RNAi platform technology is designed to make immune cells more effective in killing tumor cells, today reported its financial results for the quarter ended September 30, 2023 and provided a business update.

“We have enrolled the first patient in our U.S. clinical trial with PH-762,” announced Phio’s President & CEO, Robert Bitterman. “The initiation of enrollment in this trial represents a milestone as we develop PH-762 for the treatment of squamous cell and other skin cancers. We are optimistic that this novel, alternative immuno-oncology therapy may offer patients and their care providers, enhanced therapeutic outcomes while minimizing invasive intervention.”

Recent Corporate Updates

•	Enrolled the first patient in its Phase 1b clinical trial of lead product candidate, PH-762.
•	Presented new data about its PH-894 INTASYL compound, which targets BRD4, at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics in Boston.
•	Presented new data new data showing INTASYL compound targeting CTLA-4 enhances tumor control at the Annual Meeting of the Society for Immunotherapy of Cancer (SITC).

Financial Results

Cash Position

At September 30, 2023, the Company had cash of $8.4 million as compared with $11.8 million at December 31, 2022.

Research and Development Expenses

Research and development expenses were $1.8 million for the quarter ended September 30, 2023 as compared with $2.5 million for the quarter ended September 30, 2022, a decrease of 28%. The decrease was primarily due to decreased costs with the completion of the Company’s IND-enabling preclinical studies for PH-894 partially offset by an increase in clinical-related costs for the Company’s two U.S. PH-762 Phase 1 clinical trials as compared to the prior year period.

General and Administrative Expenses

General and administrative expenses were $1.0 million for the quarter ended September 30, 2023 as compared with $1.1 million for the quarter ended September 30, 2022, a decrease of 9%. The decrease was primarily due to the reduced use of business development consultants as compared to the prior year period.

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Net Loss

Net loss was $2.8 million, or $1.14 per share, for the quarter ended September 30, 2023 as compared with $3.6 million, or $3.14 per share, for the quarter ended September 30, 2022. The decrease was primarily due to the changes in research and development expenses, as described above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ RNAi technology is designed to make immune cells more effective in killing tumor cells. INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs are designed to precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems.

For additional information, visit the Company's website, www.phiopharma.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact:

Phio Pharmaceuticals Corp.

ir@phiopharma.com

PR Contact:

Michael Adams

Bridge View Media

pr@phiopharma.com

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$1,808	$2,508	$5,325	$5,398
General and administrative	968	1,063	3,600	3,334
Total operating expenses	2,776	3,571	8,925	8,732
Operating loss	(2,776)	(3,571)	(8,925)	(8,732)
Total other expense, net	(4)	(5)	(6)	(17)
Net loss	$(2,780)	$(3,576)	$(8,931)	$(8,749)
Net loss per common share:
Basic and diluted	$(1.14)	$(3.14)	$(5.03)	$(7.70)
Weighted average number of common shares outstanding
Basic and diluted	2,440,164	1,138,571	1,775,043	1,135,744

PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

(Unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Cash	$8,407	$11,781
Restricted cash	50	50
Prepaid expenses and other current assets	871	615
Right of use asset	66	161
Property and equipment, net	142	183
Other assets	3	24
Total assets	$9,539	$12,814
LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Accounts payable	$173	$779
Accrued expenses	2,083	1,025
Lease liability	70	170
Total preferred stock	–	2
Total stockholders’ equity	7,213	10,838
Total liabilities, preferred stock and stockholders’ equity	$9,539	$12,814

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